FORM OF
PROMISSORY NOTE

$500,000.00	August 25, 2008

FOR VALUE RECEIVED, CONSOLIDATION SERVICES, INC., of 2756 N. Green Valley Parkway, Suite 225, Henderson, Nevada 69014, hereby promises and agrees to pay to LARRY BRUCE HERALD, of Route 1, Box 138, Booneville, Kentucky 41314, the principal sum of Five Hundred Thousand ($500,000.00) dollars.

This principal sum shall be paid on or before October 15, 2008.

This note is secured as of the date of its making by certain real property owned by Consolidation Services, Inc., pursuant to the terms of a mortgage dated the 25th day of August, 2008.

At any time prior to the due date of any payment, the amount set forth under the terms of this note may be repaid in whole or in part without penalty or premium; provided, however, that in such event Larry Bruce Herald shall have no obligation to advance, and Consolidations Services, Inc., shall have no right to reborrow, any amounts repaid.

The failure by Consolidation Services, Inc., to pay the principal sum to Larry Bruce Herald when due, or the failure of Consolidation Services, Inc. to fulfill covenants and agreements herein contained, or the filing of a petition in bankruptcy by Consolidation Services, Inc., or an involuntary petition in bankruptcy being filed against it, or the making of an assignment for the benefit of creditors, shall constitute a default under the terms of this note.    In the event of a default,  the entire principal balance shall, at the option of Larry Bruce Herald, become immediately due and payable, without presentment, notice, protest, or demand of any kind (all of which are hereby expressly waived by Consolidation Services, Inc.).  Furthermore, Larry Bruce Herald shall have the right to proceed immediately to repossess the above-described real property and to take legal action against Consolidation Services, Inc.

Failure of Larry Bruce Herald to exercise any rights and remedies shall not constitute a waiver of the right to exercise the same at that or any other time.  All rights and remedies of Larry Bruce Herald for default under this note shall be cumulative to the greatest extent permitted by law.  Time shall be of the essence in the payment of the principal sum of this note and the performance of the other obligations under this note.

Consolidation Services, Inc. hereby waives presentment, demand, notice of dishonor, protest, notice of protest and nonpayment, and further waives all exemptions to which they may now or hereafter be entitled to under the laws of the Commonwealth of Kentucky or the United States.

IN TESTIMONY THEREOF, witness the signatures of the undersigned, on this 25th day of August, 2008.

CONSOLIDATION SERVICES, INC.

By: _______________________________
      JOHNNY R. THOMAS, PRESIDENT

ATTEST:

___________________________________
SECRETARY

STATE OF NEVADA
COUNTY OF ________________________

Subscribed and sworn to before me by JOHNNY R. THOMAS, President of CONSOLIDATION SERVICES, INC., a Delaware Corporation, for and on behalf of said corporation by him as its President, and attested by ________________________, Secretary,  on this _____ day of August, 2008.

_________________________________
NOTARY PUBLIC

(Seal)                                                                                     My commission expires _____________